Exhibit 5.1

March 11, 2015

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.005 per share, of Costco Wholesale Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 25,488,694 shares of common stock of Costco Wholesale Corporation, par value $0.005 per share (the “Shares”), authorized for issuance under the Costco Wholesale Corporation Seventh Restated 2002 Incentive Plan (the “2002 Plan”).

We have examined the Registration Statement and such documents and records of Costco Wholesale Corporation as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2002 Plan have been duly authorized and that, upon the due execution by Costco Wholesale Corporation of any certificates representing the Shares, the registration by its registrar of such Shares and the sale thereof by Costco Wholesale Corporation in accordance with the terms of the 2002 Plan, and the receipt of consideration therefor in accordance with the terms of the 2002 Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP